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                                                                    EXHIBIT 3.1

                     ARTICLES OF AMENDMENT AND RESTATEMENT
                                       OF
                             OMEGA WORLDWIDE, INC.


         FIRST: Omega Worldwide, Inc., a Maryland corporation (the "Corporation"), desires to amend and restate its charter as currently in effect and as hereinafter amended.

         SECOND: The following provisions are all the provisions of the charter currently in effect and as hereinafter amended:

                                   ARTICLE I
                                  INCORPORATOR

         The undersigned, Steven L. Scesa, whose address is Mayer, Brown & Platt, 190 South LaSalle Street, Chicago, Illinois 60603, being at least eighteen (18) years of age, does hereby form a corporation under the general laws of the State of Maryland.

                                   ARTICLE II
                                      NAME

         The name of this corporation (the "Corporation") is Omega Worldwide, Inc.

                                  ARTICLE III
                                    PURPOSES

         The purposes for which this Corporation is formed is to engage in the management activities related to ownership of real property and mortgages secured by interests in real property and in any other lawful act or activity for which corporations may be organized under the Maryland General Corporation Law ("MGCL") as now or hereafter in force.

                                   ARTICLE IV
                  PRINCIPAL OFFICE IN STATE AND RESIDENT AGENT

         The address of the principal office of the corporation in the State of Maryland is c/o The Corporation Trust Incorporated, 32 South Street, Baltimore, Maryland 21202. The name of the resident agent of the corporation in the State of Maryland is The Corporation Trust Incorporated, and the address is 32 South Street, Baltimore, Maryland 21202, but this corporation may maintain an office or offices in such other place or places as may be, from time to time, fixed by its Board of Directors or as may be fixed by the Bylaws of the Corporation.



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                                   ARTICLE V
                                     STOCK

         Section 5.1. Authorized Shares. The total number of shares of capital stock which the Corporation shall have authority to issue is Sixty Million (60,000,000), of which Fifty Million (50,000,000) shall be shares of Common Stock having a par value of $0.10 per share and Ten Million (10,000,000) shall be shares of Preferred Stock having a par value of $1.00 per share. The aggregate par value of all of said shares shall be Fifteen Million Dollars ($15,000,000). If shares of one class of stock are classified or reclassified into shares of another class of stock pursuant to Sections 5.2, 5.3 or 5.4 of this Article V, the number of authorized shares of the former class shall be automatically decreased and the number of shares of the latter class shall be automatically increased, in each case by the number of shares so classified or reclassified, so that the aggregate number of shares of stock of all classes that the Corporation has authority to issue shall not be more than the total number of shares of stock set forth in the first sentence of this paragraph.

         Section 5.2. Common Stock. Each share of Common Stock shall entitle the holder thereof to one (1) vote. The Board of Directors may reclassify any unissued shares of Common Stock from time to time in one or more classes or series of stock.

         Section 5.3. Preferred Stock. The Board of Directors may classify any unissued shares of Preferred Stock and reclassify any previously classified but unissued shares of Preferred Stock of any series from time to time, in one or more classes or series of stock.

         Section 5.4. Authorization by Board of Stock Issuance. The Board of Directors shall have the authority to authorize the issuance of Common Stock or Preferred Stock from time to time in one or more series, and in such amounts and for such consideration as the Board of Directors shall deem appropriate. The Board of Directors shall have the authority to fix the rights, powers and restrictions of the Preferred Stock by resolution and the filing of articles supplementary, which shall designate with respect to any series of Preferred
Stock:

         a. The number of shares constituting such series and the distinctive designation thereof;

         b.      The voting rights, if any, of such series;

         c. the rate of dividends payable on such series, the time or times when such dividends will be payable, the preference to, or any relation to, the payment of dividends to any other class or series of stock and whether the dividends will be cumulative or non-cumulative;

         d. whether there shall be a sinking or similar fund for the purchase of shares of such series and, if so, the terms and provisions that shall govern such fund;


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         e.      the rights of the holders of shares of such series upon the liquidation, dissolution or winding up of the Corporation;

         f. the rights, if any, of holders of shares of such series to convert such shares into, or to exchange such shares for, shares of any other class or classes or any other series of the same or of any other class or classes of stock of the Corporation, the price or prices or rate or rates of exchange, with such adjustments as shall be provided, at which such shares shall be convertible or exchangeable, whether such rights of conversion or exchange shall be exercisable at the option of the holder of the shares or the Corporation or upon the happening of a specified event, and any other terms or conditions of such conversion or exchange; and

         g. any other preferences, powers and relative participating, optional or other special rights and qualifications, limitations or restrictions of shares of such series.

         Section 5.5.     Preemptive Rights.   No holder of shares of stock of
the Corporation shall, as such holder, have any preemptive or other right to purchase or subscribe for any shares of the stock of the Corporation or any other security of the Corporation which it may issue or sell (whether out of the number of shares authorized by this charter, or out of any shares of the stock of the Corporation acquired by it after the issue thereof, or otherwise) other than such right, if any, as the Board of Directors, in its discretion, may determine.

                                   ARTICLE VI
          DEFINING, LIMITING AND REGULATING POWERS OF THE CORPORATION
                  AND THE BOARD OF DIRECTORS AND SHAREHOLDERS

         Section 6.1. Number and Classification of Directors. The business and affairs of the Corporation shall be managed under the direction of the Board of Directors. Subject to any rights of holders of one or more classes or series of Preferred Stock to elect or remove one or more Directors, the number of Directors of the Corporation shall be nine (9) , which number may be increased or decreased pursuant to the Bylaws of the Corporation; provided, however, that the number of Directors shall never be less than the minimum number required by the MGCL. The names of the Directors who shall serve effective immediately until the next annual meeting of stockholders and until their successors are elected and qualify are:


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                              Essel W. Bailey, Jr.
                                 James E. Eden
                                Thomas F. Franke
                             Harold J. Kloosterman
                               Bernard J. Korman
                                Edward Lowenthal
                                Robert L. Parker
                             _____________________
                             _____________________

The Directors may increase the number of Directors and may fill any vacancy , whether resulting from an increase in the number of Directors or otherwise, on the Board of Directors occurring before the next annual meeting of stockholders in the manner provided in the Bylaws.

         The Directors (other than any Director elected solely by holders of one or more classes or series of Preferred Stock) shall be classified, with respect to the terms for which they severally hold office, into three classes, as nearly equal in number as possible, one class to hold office initially for a term expiring at the next succeeding annual meeting of stockholders, another class to hold office initially for a term expiring at the second succeeding annual meeting of stockholders and another class to hold office initially for a term expiring at the third succeeding annual meeting of stockholders, with the members of each class to hold office until their successors are duly elected and qualify. At each annual meeting of the stockholders, the successors to the class of Directors whose term expires at such meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election. The terms of Messrs. _____________, ________________ and ______________ shall expire at the 1998 annual meeting of stockholders; the term of Messrs. _______________, _________________, and _______________ shall expire at the 1999 annual meeting of stockholders; and the terms of Messrs. ________________, _________________, and ________________ shall expire at the 2000 annual meeting of the stockholders.

         Section 6.2. Extraordinary Actions. Except as specifically provided in Section 9.2, notwithstanding any provision of law requiring any action to be taken or authorized by the affirmative vote of the holders of shares entitled to cast a greater proportion of the votes, any such action shall be effective and valid if taken or approved by the affirmative vote of holders of shares entitled to cast a majority of all the votes entitled to be cast on the matter.

         Section 6.3. Applicability of Elective Statutes. The provisions of Subtitles 6 (Special Voting Requirements) and 7 (Voting Rights of Certain Control Shares) of Title 3 of the MGCL shall not apply to this Corporation unless the Board of Directors elects by resolution to be subject, in whole or in part, specifically, generally or generally by types, as to specifically identified or unidentified stockholders, to the provisions of either or both Subtitles.


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         Section 6.4.     Removal of Directors.  Subject to the rights of
holders of one or more classes or series of Preferred Stock to elect or remove one or more Directors, any Director, or the entire Board of Directors, may be removed from office at any time, but only for cause and then only by the affirmative vote of at least eighty percent (80%) of the votes entitled to be cast generally in the election of directors, voting together as a single class. For the purpose of this paragraph, "cause" shall mean with respect to any particular Director, a conviction of a felony or a final judgment of a court of competent jurisdiction holding that such director caused demonstrable, material harm to the Corporation through bad faith or active and deliberate dishonesty.

         Section 6.5. Advisor Agreements. Subject to such approval of stockholders and other conditions, if any, as may be required by any applicable statute, rule or regulation, the Board of Directors may authorize the execution and performance by the Corporation of one or more agreements with any person, corporation, association, company, trust, partnership (limited or general) or other organization whereby, subject to the supervision and control of the Board of Directors, any such other person, corporation, association, company, trust, partnership (limited or general) or other organization shall render or make available to the Corporation managerial, investment, advisory and/or related services, office space and other services and facilities (including, if deemed advisable by the Board of Directors, the management or supervision of the investments of the Corporation) upon such terms and conditions as may be provided in such agreement or agreements (including, if deemed fair and equitable by the Board of Directors, the compensation payable thereunder by the Corporation).

         Section 6.6. Determinations by Board. The determination as to any of the following matters, made in good faith by or pursuant to the direction of the Board of Directors consistent with these Articles of Amendment and Restatement and in the absence of actual receipt of an improper benefit in money, property or services or active and deliberate dishonesty established by a court, shall be final and conclusive and shall be binding upon the Corporation and every holder of shares of its stock: the amount of the net income of the Corporation for any period and the amount of assets at any time legally available for the payment of dividends, redemption of its stock or the payment of other distributions on its stock; the amount of paid-in surplus, net assets, other surplus, annual or other net profit, net assets in excess of capital, undivided profits or excess of profits over losses on sales of assets; the amount, purpose, time of creation, increase or decrease, alteration or cancellation of any reserves or charges and the propriety thereof (whether or not any obligation or liability for which such reserves or charges shall have been created shall have been paid or discharged); the fair value, or any sale, bid or asked price to be applied in determining the fair value, of any asset owned or held by the Corporation; any matter relating to the acquisition, holding and disposition of any assets by the Corporation; or any other matter relating to the business and affairs of the Corporation.

         Section 6.7. Business Combination Approval. The affirmative vote of the holders of not less than eighty percent (80%) of the outstanding shares of "voting stock" (as hereinafter defined) of the Corporation shall be required for the approval or authorization of any "Business Combination" (as hereinafter defined) of the Corporation with any "Related Person" (as hereinafter defined). However, such eighty percent (80%) voting requirement shall not be applicable if: (i) the Board of


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Directors of the Corporation by unanimous vote or written consent shall have expressly approved in advance the acquisition of outstanding shares of voting stock of the Corporation that caused the Related Person to become a Related Person or shall have approved the Business Combination prior to the Related Person involved in the Business Combination having become a Related Person; or
(ii) the Business Combination is solely between the Corporation and another Corporation, one hundred percent (100%) of the voting stock of which is owned directly or indirectly by the Corporation. For purposes of this Section 6.7,:

         a. The term "Business Combination" shall mean (i) any merger or consolidation of the Corporation with or into a Related Person, (ii) any sale, lease, exchange, transfer or other disposition, including without limitation a mortgage or any other security device, of all or any "Substantial Part" (as hereinafter defined) of the assets of the Corporation (including without limitation any voting securities of a subsidiary) to a Related Person, (iii) any merger or consolidation of a Related Person with or into the Corporation, (iv) any sale, lease, exchange, transfer or other disposition of all or any Substantial Part of the assets of a Related Person to the Corporation, (v) the issuance of any securities (other than by way of pro rata distribution to all shareholders) of the Corporation to a Related Person, and (vi) any agreement, contract or other arrangement providing for any of the transactions described in this definition of Business Combination.

         b. The term "Related Person" shall mean and include any individual, corporation, partnership or other person or entity which, together with its "Affiliates" and "Associates" (as defined in Rule 12b-2 under the Securities Exchange Act of
                 1934), "Beneficially Owns" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) in the aggregate ten percent (10%) or more of the outstanding voting stock of the Corporation, and any Affiliate or Associate of the Corporation.

         c. The term "Substantial Part" shall mean more than ten percent (10%) of the book value of the total assets of the Corporation as of the end of its most recent fiscal year ending prior to the time the determination is being made.

         d. The term "voting stock" shall mean the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of Directors. In a vote required by or provided for in this Section 6.7, each share of voting stock shall have the number of votes granted to it generally in the election of Directors.

         e. Without limitation, any shares of Common Stock of the Corporation that any Related Person has the right to acquire pursuant to any agreement, or upon exercise of conversion rights, warrants or options, or otherwise, shall be deemed beneficially owned by the Related Person.


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                                  ARTICLE VII
                  LIMITATION OF LIABILITY AND INDEMNIFICATION

         Section 7.1. Limitation of Liability. To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of directors and officers of a corporation, no Director or officer of the Corporation shall be liable to the Corporation or its stockholders for money damages. This limitation on liability applies to events occurring at the time a person serves as a Director or officer of the Corporation whether or not such person is a Director or officer at the time of any proceeding in which liability is asserted.

         Section 7.2. Indemnification. The Corporation shall have the power, to the maximum extent permitted by Maryland law in effect from time to time, to obligate itself to indemnify, and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to, (i) any individual who is a present or former Director or officer of the Corporation or (ii) any individual who, while a Director of the Corporation and at the request of the Corporation, serves or has served as a director, officer, partner or trustee of another foreign or domestic corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise, from and against any claim or liability to which such person may become subject or which such person may incur by reason of his status as a present or former Director or officer of the Corporation. The Corporation shall have the power, with the approval of the Board of Directors, to provide such indemnification and advancement of expenses to a person who served a predecessor of the Corporation in any of the capacities described in (i) or
(ii) above and to any employee or agent of the Corporation or a predecessor of the Corporation.

         Section 7.3. Insurance. The Corporation, or a subsidiary or an affiliate of the Corporation, shall have the power to purchase and maintain insurance on behalf of any person who is or was a Director, officer, employee or agent of the Corporation, or who, while a Director, officer, employee or agent of the Corporation, is or was servicing at the request of the Corporation as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise, against any liability asserted against and incurred by such person in any such capacity or arising out of such person's position, whether or not the Corporation would have the power to indemnify against such liability under the provisions of
Section 2-418 of the MGCL.

         Section 7.4. Amendment. References to the MGCL in this Article are to that law as from time to time amended. Neither the amendment nor repeal of this Article, nor the adoption or amendment of any other provision of this charter or Bylaws inconsistent with this Article, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.


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                                  ARTICLE VIII
                                RIGHTS AGREEMENT

         The Board of Directors shall have the authority to approve a Rights Agreement ("Rights Agreement") under which purchase rights shall be issued entitling their recipients to purchase capital stock of the Corporation. The Board of Directors shall have the authority to fix the rights, powers, restrictions and other terms and conditions of the rights as set forth in the Rights Agreement. The provisions of the Rights Agreement shall not apply to Omega Healthcare Investors, Inc., a Maryland corporation ("Omega"), or any subsidiaries or affiliates controlled by Omega.

                                   ARTICLE IX
                                   AMENDMENTS

         Section 9.1. Reservation of Right. The Corporation reserves the right from time to time to amend, alter or repeal any provision contained in this charter in the manner now or hereafter prescribed by statute, including any amendment which alters the contract rights of any class of outstanding stock as expressly set forth herein. All rights and powers conferred herein on stockholders, Directors and officers are granted subject to this reservation.

         Section 9.2. Certain Sections. Notwithstanding any of the provisions of these Articles of Amendment and Restatement or the Bylaws of the Corporation (and notwithstanding the fact that a lesser percentage may be specified by law, this charter or the Bylaws of the Corporation), the affirmative vote of the holders of at least eighty percent (80%) of the "voting stock" of the Corporation, voting together as a single class, shall be required to repeal or amend any provision inconsistent with Sections 6.1, 6.3, 6.4 or 6.7, this Section 9.2 or Article VIII of these Articles.

                                   ARTICLE X
                              PERPETUAL EXISTENCE

         The period of the existence of the Corporation is to be perpetual.

         THIRD: The amendment to and restatement of the charter as hereinabove set forth have been duly advised by the Board of Directors and approved by the stockholders of the Corporation as required by law.

         FOURTH: The current address of the principal office of the Corporation in the State of Maryland is as set forth in Article IV of the foregoing amendment and restatement of the charter.

         FIFTH: The name and address of the Corporation's current resident agent is as set forth in Article IV of the foregoing amendment and restatement of the charter.

         SIXTH: The number of Directors of the Corporation and the names of those currently in office are as set forth in Article VI of the foregoing amendment and restatement of the charter.



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         SEVENTH: The undersigned President acknowledges these Articles of
Amendment and Restatement to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned President acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.



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         IN WITNESS WHEREOF, the Corporation has caused these Articles of
Amendment and Restatement to be signed in its name and on its behalf by its President and attested to by its Secretary on this ___ day of ________ 1998.

                                              OMEGA WORLDWIDE, INC.



                                              By:
                                                 -------------------------------
                                                 Essel W. Bailey, Jr.
                                                 President

ATTEST:



-------------------------------
Susan A. Kovach
Secretary